thinkorswim Advisers, Inc.
FORM OF CODE OF ETHICS (Effective as of March 1, 2000 as amended August 27, 2003)
INTRODUCTION

The federal securities laws prohibit any person affiliated with an investment adviser to a registered investment company, such as thinkorswim Advisers, Inc. (hereinafter referred to as the "Firm"), to engage in any acts or practices that would be deemed to defraud such registered investment company or to be a manipulative practice with respect to such investment company. This prohibition is applicable in connection with the purchase of a security to be acquired by or the sale of a security held by such registered investment company. In addition, such laws contain the general securities law anti-fraud language which prohibits making to such registered investment company any untrue statement of a material fact or omitting to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. These anti-fraud regulations require that affiliates of an investment adviser to a registered investment company protect the interests of the registered investment company and refrain from using any information derived from advisory duties performed for the registered investment company for their own personal benefit or in any manner that could be detrimental to such registered investment company.

It is expected that all officers, directors and employees of the Firm will observe the highest possible standards of ethics and will so conduct their personal affairs to avoid any conflict, or appearance of conflict, with their duties for the Firm. This standard of conduct applies to your dealing with all clients of the Firm. In any situation where the potential for conflict exists, transactions for clients must take precedence over personal transactions. Recommendations to clients made, or under consideration, are confidential. In addition, the Firm's officers, directors and employees must not use, or appear to use, their position as such to obtain any personal benefit from brokers or others seeking to do business with the Firm or any Firm client, which includes registered investment companies. Should any situation arise not specifically governed by this Code of Ethics, the general principles stated in this and the above paragraph shall govern the resolution of the matter.

Rules set forth herein are applicable to all officers, directors and employees of the Firm who are in a position to obtain information concerning securities recommendations being considered or made by the Firm prior to the effective dissemination of such recommendations.

All rules apply to transactions in such person's own accounts and in accounts which such person "beneficially owns." A person is deemed to "beneficially own" accounts from which he or she derives economic benefit, including accounts of his or her spouse, minor children, family members sharing such person's home, and all other accounts over which such person exercises investment discretion or control, such as accounts for which he or she is a trustee, custodian or guardian.

A violation of the Code of Ethics may result in civil or criminal liability, or both, under the federal securities laws. In addition, any transaction which is considered to have been improper, or which appears improper in light of subsequent developments even though proper when made, is subject to reversal. The Firm must also report these violations to the registered investment companies that it advises. Willful violation of this Code of Ethics may be cause for termination of employment.

Questions regarding this Code of Ethics, including questions concerning particular personal transactions, should be directed to Robert Stapleton.

This Code of Ethics must be read by each officer, director and employee of the Firm and any other individuals covered hereby, acknowledged and returned to Robert Stapleton. A duplicate copy is attached and should be retained for reference.

GENERAL POLICY - PERSONAL SECURITIES TRANSACTIONS

Generally, the Firm recommends trades in highly liquid securities or index products for its clients. The personal securities transactions of the Firm's officer, director, employees and other persons covered by this code of Ethics do not present the potential to influence the market price or market conditions affecting any particular security the Firm would recommend for purchase or sale by Firm clients. As a result, the Firm does not regularly restrict personal trading of Firm personnel in securities being recommended for purchase or sale by clients nor does the Firm require pre-clearance for personal securities transactions. However, in limited circumstances, the Firm, in its discretion may prohibit the purchase or sale by an officer, director or employee of the Firm or other person covered by this Code of Ethics of a security under "active consideration" for purchase or sale for the account of a client or clients of the Firm. A security is under "active consideration" when it is being considered by a security analyst/investment counselor for possible purchase or sale within a period of ten business days for a client account. However, a security will not be considered to be under "active consideration" solely because (1) it is included in a general portfolio constructed for a client of the Firm or (2) it is a security that the Firm has in a number of client portfolios and would be purchased if the Firm obtained a new client or additional funds with respect to an existing client; provided however that such a security would be deemed to be under active consideration if the Firm had a strong belief that it would receive within the next ten business days additional funds to invest from a new or existing client and such investment would include such security. Similarly, client securities would be deemed to be under active consideration for sale if the Firm has a strong belief a client will withdraw funds in the next ten business days and such a withdrawal would result in such securities being sold. A security ceases to be under active consideration immediately upon being purchased for or sold by all client accounts for which the Firm believes such purchase or sale is then appropriate.

Securities are not deemed to be under active consideration merely because the Firm would consider buying a security for or selling a security from client accounts upon a significant change in the price of the security or the happening of other extrinsic factors with respect to the security beyond the Firm's control. The Firm, while not favoring a rapid turnover of securities in clients' portfolios, does purchase and sell securities on less than ten business days consideration as a result of changes in market price for the security, changes in the financial information with respect to the applicable issuer or other extrinsic facts. Therefore, the fact that a security has been purchased or sold by a client account does not necessarily imply that the security was under active consideration by the Firm or any analyst at the Firm for the entire preceding ten business days. Additionally, the Firm purchases or sells securities at the direction of clients or as a result of the investment or withdrawal of client funds.

The term security (as used throughout this Code of Ethics) includes any security convertible into such security. Purchases or sales of securities by an officer, director, employee of the Firm or other person covered by this Code of Ethics shall hereinafter be referred to as "personal securities transactions."

PRE-CLEARANCE REQUIREMENTS IN LIMITED CIRCUMSTANCES

Generally, the Firm does not require pre-clearance of personal securities transactions. However, at the discretion of Robert Stapleton, the personal securities transactions of any specified person covered by the Code of Ethics may become subject to pre-clearance requirements. In such case, Mr. Stapleton or his Designee will notify the affected person, and thereafter, until further notice, all of such person's personal securities transactions must be cleared in advance, as provided below, and executed within two business days after such a clearance. Duplicate copies of all confirmation statements for personal securities transactions subject to the pre-clearance requirement shall be sent to the Firm, Attention: Robert Stapleton.

The personal securities transactions of all persons subject to pre-clearance requirements must be cleared with Robert Stapleton or other person designated by Mr. Stapleton ("Designee"). Mr. Stapleton will, upon the receipt of a request for clearance of a purchase or sale of a security, determine whether such the proposed purchase or sale is appropriate. Persons subject to pre-clearance requirements must keep a personal record of the person pre-clearing each transaction, the date of such pre-clearance and the time and nature of such transaction.

EXEMPTIONS TO PRE-CLEARANCE REQUIREMENTS

Even for persons for whom pre-clearance requirements apply, pre-clearance requirements do not apply to transactions in (i) United States government securities, (ii) shares of open-end investment companies, i.e. mutual funds, (iii) bankers' acceptance, bank certificate of deposit, short-term commercial paper and high quality short-term debt instruments ("High Grade Short-Term Debt") or (iv) stock index futures contracts (such as the S & P 500 Stock Index), call or put options in any stock index futures contract, puts and calls with respect to stock indexes and other stock index based securities, including securities based on foreign stock indexes ("Stock Index Securities") and (v) any other bona fide market maker transaction.

ADDITIONAL PROHIBITIONS
Persons subject to this Code of Ethics may not purchase securities on the initial public offering of any new issues of securities.

Trading on "inside information" of any sort, whether obtained in the course of research activities, through a client relationship, or otherwise, is prohibited. This includes trading in a security with respect to which either the Firm or the person subject to this Code of Ethics who is trading, has inside information. The Firm has a separate statement of policy regarding insider trading. All officers, directors and employees of the Firm are subject to and must read the Firm's insider trading policy.

Affiliation with investment clubs is prohibited.
Trading on rumors (for the Firm or a personal account) is prohibited.

Day trading in and out or short-term trading (for the Firm or a personal account) is prohibited, except in connection with a managed account program of the Firm approved by the Firm, or market making activity of Firm personnel.

The purchase of securities in private placements of securities is prohibited absent (i) prior written approval and (ii) evidence that the issuer is an entity in which no client has invested during the prior 24 months and which no client is likely to invest during the following 24 months.

Investment personnel of the Firm are prohibited from serving on the board of directors of publicly traded companies absent prior written authorization based upon a determination that board service would be consistent with the interests of all the Firm's clients.

Investment personnel of the Firm are prohibited from receiving any gift or other thing of more than de minimis value (more than $50.00 in value in any year) from any person or entity that does business with, or on behalf of, any registered investment company or other Firm client for which the Firm acts as an investment adviser, unless. the Firm consents in writing.

REPORTING
Quarterly Reports
All personal securities transactions must be reported to Mr. Stapleton or a Designee quarterly, based upon the following schedule:
First quarter -- April 10th Second quarter -- July l0th* Third quarter -- October 11th* Fourth quarter -- January 10th*

Each report shall be in the form of the Quarterly Securities Report (the "Report") attached to this Code of Ethics, and must be received by Mr. Stapleton or a Designee by the date indicated. (Reports given to a Designee will be reviewed and initialed by Mr. Stapleton or Tom Sosnoff.) A Report must be filed for each quarter regardless of whether any securities transactions have occurred. The reporting person must sign the Report, which must include all transactions in accounts, which such reporting person "beneficially owns." The reporting person may seek to disclaim beneficial ownership in a particular transaction on the Report, stating in the Report the reason for such disclaimer. Reporting persons are not required to include in the Report transactions in (i) United States government securities (direct obligations of the United States), (ii) shares of mutual funds or (iii) bankers acceptances, bank certificates of deposit, commercial paper and High Quality Short Term Debt.

PLEASE NOTE THAT YOU NEED NOT COMPLETE A QUARTERLY REPORT IF YOUR BROKER TRADE CONFIRMATIONS AND/OR ACCOUNT STATEMENTS THAT THE FIRM RECEIVES WOULD PROVIDE DUPLICATE INFORMATION REGARDING THE RELEVANT TRANSACTIONS. PLEASE CONFIRM THE ADEQUACY OF YOUR BROKER TRADE CONFIRMATIONS AND/OR ACCOUNT STATEMENTS WITH ROBERT STAPLETON.

Other Reports

Each new officer, director or employee of the Firm hereafter shall be required to file (1) a Statement of Ownership Report, (2) a Statement of Brokerage Accounts Report and (3) Acknowledgment of Code of Ethics upon employment with the Firm as of the date of such employment. These reports must be filed with Mr. Stapleton or a Designee in the forms attached to this Code of Ethics. The Statement of Ownership Report is a statement of the issuer and title of all securities owned by the employee or other persons covered by this Code of Ethics (and the nature of such ownership). The Statement of Brokerage Accounts Report is a statement of all brokerage accounts or other accounts holding or capable of holding securities in which the reporting person has a beneficial interest. The Acknowledgment of Code of Ethics is a form in which an employee acknowledges that he or she is subject to the Code of Ethics.

Additionally, a Statement of Ownership Report, a Statement of Brokerage Account Report and an Acknowledgment of Code of Ethics must be filed by April 30 of each year. Any new brokerage accounts or accounts holding or capable of holding securities that a reporting person opens or acquires an interest in must be reported on a new Statement of Brokerage Accounts Report within five (5) days of the opening of such account or the acquisition of a beneficial interest in such account.

thinkorswini Advisers, Inc. ACKNOWLEDGMENT OF CODE OF ETHICS

I certify that I have read and understand thinkorswim Advisers, Inc. Code of Ethics and I recognize that I am subject to the Code. 1 have and will comply in all respects with the Code's requirements and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code's requirements.

(signature)

(print name)

(date)
PLEASE RETURN ONE EXECUTED COPY OF THE CODE OF ETHICS TO ROBERT STAPLETON. PLEASE RETAIN THE ADDITIONAL COPY OF THE CODE FOR YOUR REFERENCE.

thinkorswim Advisers, Inc. QUARTERLY SECURITIES REPORT
Report for the ___ Calendar Quarter, 20

Date of Transaction	Issuer of Security	Title of Security	Number of Shares or Principal Amount of Security	Price	Nature of Transaction (purchase, sale or other type of acquisition or disposition	Broker, Dealer or Bank Executing Transaction	Nature of Ownership (e.g., direct, owned by spouse, owned as beneficiary of trust)

The above is a true and complete statement with respect to all transactions which the undersigned is required to report for the quarter indicated above.

Signature

Date Submitted: _____________, 20	Name of Reporting Person (Please Print)

thinkorswim Advisers, Inc. STATEMENT OF OWNERSHIP REPORT
Issuer of Security	Title of Security	Number of Shares or Principal Amount of Securities	Nature of Ownership (e.g., direct, owned by spouse, owned as beneficiary of trust)

The above is a true and complete statement of all securities which I am deemed to beneficially own as of _______, 20___ within the meaning of the term "beneficially own" as used in the CODE OF ETHICS OF thinkorswim Advisers, Inc.

Signature

Date Submitted: _____________, 20	Name (Please Print)

STATEMENT OF BROKERAGE ACCOUNTS REPORT
Account Name	Relation of Account Owner to Employee	Brokerage Firm, Bank or Other Custodians	Account #	Date Account Established)

I hereby certify that the foregoing information is true and correct to the best of my knowledge and belief. I undertake to supplement the information set forth in this certificate if any changes in the information requested occur.

Date Submitted: ___________________ Name:________________________________